FORM S-1/AMENDMENT
	REGISTRATION STATEMENT UNDER THE
	SECURITIES ACT OF 1933

EXACT NAME OF		REGISTRANT:	ELECTROPREMIUM

STATE OF	INCORPORATION:		CALIFORNIA

PRIMARY STANDARD 	INDUSTRIAL	4911
CLASSIFICATION CODE NUMBER:

I.R.S/EMPLOYER IDENTIFICATION NUMBER:	30-1031-778

ADDRESS AND TELEPHONE NO		4006-W-COMMONWEALTH
OF REGISTRANT"S PRINCIPAL		AVE, FULLERTON, CA,
EXECUTIVE OFFICES:			92833.
					657-253-8274.

Email:					khurramafzal889
					@gmail.com

ADDRESS AND TELEPHONE OF		4006-W-COMMONWEALTH
AGENT OF SERVICE OF PROCESS:		AVE, FULLERTON, CA,
KHURRAM AFZAL				92833.
					657-253-8274.

APPROXIMATE DATE OF COMMENCEMENT OF	7th of ,August,
PROPOSED SALE TO THE PUBLIC:		2020.

General stock corporation

TITLE OF EACH CLASS OF SECURITIES	GENERAL(SOLAR SERIES)
TO BE REGISITERED:

AMOUNT TO BE REGISTERED:		125,000 SHARES
(already been registered
in the s-1 filing,
at A FIXED PRICE OF $4.00 each:
file no 333-223250).

PROPOSED MAXIMUM OFFERING PRICE PER	4.00$
UNIT:

PROPOSED MAXIMUM AGGREGATE OFFERING	$500,000.00
PRICE:

PRICE STARTS FOR EACH SHARE AT:		4.00$

MAXIMUM PRICE FOR EACH SHARE:		4.00$

AMOUNT OF REGISTRATION FEE Paid:	62.25$
(Fees $62.25 already been paid
in the s-1
filing: file no 333-223250).


LEGAL DISCRIMINATION DISCLAIMER:

If anybody made a claim of any kind of
discrimination for any reason whatsoever.
They need to prove their claim of discrimination, because my father is black, my mother is white, I khurram afzal look brown, and I am originally from Pakistan, which is an oriental country.


		PROSPECTUS

Dealers are required to deliver the prospectus to every investor.

THIS FILING OF S-1/AMENDMENT FORM SUPERSEDES ALL
OTHER PREVIOUS FILINGS OF THIS SECURITY INCLUDING
FILE NO: 021-365069 AND FILE NO: 333-223250.

The line of product for this series of shares is "The installation of solar cells on top of the used hybrid vehicles,which gives it higher mileage for better efficiency. Future plan is to install on all new hybrid vehicles.This series(named solar) consists of 125,000 general stock shares to be sold at a price of $4.00 each and is also being registered as such. Exact nature of capital needed is unknown. If more capital is needed, it can be done in the future.


This company has another line of product which is the manufacturing & design of wireless computer modems, for that series of shares, the number of shares are 600,000,000 filed under the regulation D of the SEC rules priced at one dollar a share.This is worth mentioning that during and around october, 2017 a complaint was filed with the FEDERAL BUREAU OF INVESTIGATION stating that
President Donald Trump was using a stolen copy of the 600,000,000 dollars security papers in order to build a wall by the United States &
Mexico border which in turn caused the government shutdown. I khurram Afzal filed the complaint with the FBI stating, if President Donald Trump wants to use the copy of stolen papers, President has to buy the copy from me and I will sell it to him. The transaction was not carried out.
If any investor buys the line of product mentioned above for the wireless computer modem, provided the investor buys all 600,000,000 shares at one dollar each, I khurram Afzal will give him a copy of the 600,000,000 security papers. If there are any questions, please call khurram afzal at 657-253-8274.

Electropremium has a third line of product (which is the design & manufacturing of battery charger for hybrid vehicles for increased mileage). For this line of product a contract is in process with DEFENSE SUPPLY CENTER COLUMBUS. Defense Technical
Information center (DTIC) did not officially agree to provide Electropremium with contract information.But Tim Mcleary in DTIC has told me at one time that there was contract information in their computer database. If any investor needs more information on this contract,they can contact khurram afzal at phone no above.

The company was just converted into a general stock corporation from a small business in october of 2017.

Use of proceeds is to raise capital, job growth, other expenses, miscellaneous expenses and all other expenses.

Determination of offering price was based on the recommendation of $4.00 a share as posted on Nasdaq website.

khurram afzal is the ceo, president, director, controller, accountant, legal counsel, in the company. khurram afzal is the service of process agent for electropremium. There are no legal proceedings pending. Khurram afzal is also an electrical engineer with background in computers.

Interest is to progress the line of products mentioned above.

khurram afzal is the only security holder and underwriter in the company.
khurram afzal is the only employee in the company and is a U.S citizen.

khurram afzal is the only filer. The
$600,000,000.00 security was in the television, media during the end of year 2012 and year 2013.
There was a Government shutdown in 2013.

No financial statement is needed.

Company assets are $600,000,000.00 plus
$500,000.00 totalling $600,500,000.00. These
assets are the only property company owns.

No exchange or dealers/brokers have been identified yet.There are no known issues with the vendors. Electropremium is looking for investors for better future prospects.

There was a takeover attempt by Secretary of State Department, California, and Allied
Capital Group, which did not work.

There could have been another takeover
attempt by the Bank of Cardiff, which
could have been presumably secretary of state department, california, enough evidence is not there.

This should meet all requirements and rules of SEC, if any investor or SEC has any questions, they can contact khurram afzal at the phone no 657-253-8274.






			ELECTRONIC SIGNATURE

			KHURRAM AFZAL

			DATED: 6th of August, 2020